Exhibit 4.2

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 5, 2012, among Rayonier Inc., a North Carolina corporation (the “Company”), the guarantors listed in Schedule I hereto (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of March 5, 2012 (the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.3 and 9.1 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, Section 2.3 of the Indenture provides, among other things, that there shall be established in or pursuant to a Board Resolution, and set forth in an Officers’ Certificate of the Company, or established in one or more indentures supplemental to the Indenture, prior to the issuance of Debt Securities of any series whether Debt Securities of the series are entitled to the benefits of any Guarantee of any Guarantor pursuant to the Indenture;

WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a series of debt securities to be designated as the “3.750% Senior Notes due 2022” (the “Notes”);

WHEREAS, the Company intends by this First Supplemental Indenture to provide that the Notes will be entitled to the benefits of the Guarantee of the each of the Guarantors;

WHEREAS, the Guarantors intend by this First Supplemental Indenture to become parties to the Indenture and to Guarantee the Notes;

WHEREAS, pursuant to Section 9.1(k) of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this First Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Notes;

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company and the Guarantors according to their terms, and all actions required to be taken by the Company and the Guarantors under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b) The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” means, with regard to a sale and lease-back transaction, the lesser of (A) the fair market value of the property subject thereto as determined in good faith by the Company’s management or (B) the discounted present value of all net rentals under the lease. The discount rate used to determine the discounted present value will equal the weighted average rates of all Debt Securities then issued and outstanding under the Indenture.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction or series of related transactions (including, without limitation, a merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person (other than a Subsidiary of the Company), or any Person (other than a subsidiary of the Company) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any parent thereof immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (a) the holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of a majority of the Company’s Voting Stock immediately prior to that transaction or (b) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company or any parent thereof immediately after giving effect to such transaction. For purposes of the foregoing, “holding company” means any corporation, limited liability company, partnership or other business entity, regardless of whether or not it holds assets or conducts operations in addition to owning capital stock of its subsidiaries.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect thereof. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the most recent available quarterly consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date hereof or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Debt” means, at any time, all obligations of the Company and each Restricted Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Company in accordance with GAAP, for indebtedness for borrowed money and all guarantees by the Company or any Restricted Subsidiary of Debt of others.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Lien” means a mortgage, security interest, security agreement, pledge, lien, charge or any other encumbrance of any kind (other than a negative pledge).

“Moody’s” means Moody’s Investors Service, Inc.

“Principal Property” means (1) Timberlands, and (2) any mill, manufacturing plant or other facility owned on the date hereof or thereafter acquired by the Company or any Restricted Subsidiary, in each case that is located within the continental United States.

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Rating Agency” means (a) each of Moody’s and S&P; and (b) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Company as a replacement Rating Agency for a former Rating Agency.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Restricted Subsidiary” means any direct or indirect domestic Subsidiary of the Company that owns any Principal Property.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Debt” means any Debt of the Company or any of its Restricted Subsidiaries that is secured by a Lien on any Principal Property or on any stock of, or on any Debt of, a Restricted Subsidiary. Secured Debt does not include Debt secured by: (a) Liens existing at the time of acquisition by the Company or any of its Restricted Subsidiaries on Principal Property or any stock of, or on any Debt of, a Restricted Subsidiary, whether or not assumed; (b) Liens to secure Debt among the Company and/or one of its Subsidiaries or among Subsidiaries; (c) Liens of an entity existing at the time such entity is merged or consolidated with the Company or a Restricted Subsidiary; (d) Liens on shares of stock or on Debt or other assets of an entity existing at the time such entity becomes a Restricted Subsidiary; (e) Liens of an entity at the time of a sale or lease of the properties of such entity as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (f) Liens on Timberlands in connection with an arrangement under which the Company and/or one or more of its Restricted Subsidiaries are obligated to cut and pay for timber in order to provide the Lien holder with a specified amount of money, however determined; (g) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property; provided that the principal amount of Debt secured by each such Lien (i) was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and (ii) does not exceed the cost to the Company or such Restricted Subsidiary of the property subject to the Lien, as determined in accordance with GAAP; and (h) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; (i) Liens for taxes, assessments or other governmental charges which are not yet due or payable without penalty that are being contested by the Company or a Restricted Subsidiary, and for which adequate reserves have been created; (j) Liens arising out of litigation or judgments being contested in good faith and by appropriate proceedings; (k) materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Liens for rent or other similar Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any of its Restricted Subsidiaries in good faith and by appropriate proceedings; (l) Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property; (m) Liens existing at the date hereof; or (n) Liens constituting any extension, renewal or replacement of any Lien listed above to the extent the amount of the Debt secured by such Lien is not increased.

“Timberlands” means any real property of the Company or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain) standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development and not primarily for the production of timber.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02 Other Definitions.

Term	Defined in Section

“Change of Control Offer”	4.01(b)

“Change of Control Payment”	4.01(a)

“Change of Control Payment Date”	4.01(b)(ii)

“DTC”	2.03

“Interest Payment Date”	2.04(c)

“Maturity Date”	2.04(b)

“Regular Record Date”	2.04(c)

Section 1.03 Incorporation by Reference of Trust Indenture Act.

The Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of the Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this First Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and the Guarantors and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this First Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01 Application of this First Supplemental Indenture.

Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the holders of the Notes and not any other series of Debt Securities issued under the Indenture. The Notes constitute a series of Debt Securities as provided in Section 2.3 of the Indenture.

Section 2.02 Creation of the Notes. In accordance with Section 2.3 of the Indenture, the Company hereby creates the Notes as a series of its Debt Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $325,000,000, subject to the Company’s ability to issue additional Notes pursuant to Section 2.04(f) below.

Section 2.03 Form of the Notes. The Notes shall each be issued in the form of a Global Note, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), as Depository, and registered in the name of “Cede & Co.,” as the nominee of DTC, substantially in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in such Global Note shall be shown on, and transfers thereof will be effective only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.04 Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be as specified in Section 2.02 of this Article II, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Notes including pursuant to Sections 2.7, 2.8, 2.9, 2.15, 3.3 or 9.4 of the Indenture.

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on April 1, 2022 (the “Maturity Date”).

(c) Payment of Principal and Interest. The Notes shall bear interest at 3.750% per annum, from and including the date of issuance, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on April 1 and October 1 of each year, commencing on October 1, 2012 (each such date, a “Interest Payment Date” for the purposes of the Notes under this First Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on March 15 or September 15, as the case may be, next preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this First Supplemental Indenture).

(d) Registration and Form. The Notes shall be issuable as registered securities as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto. The Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. All payments of principal, redemption price and accrued unpaid interest in respect of the Notes shall be made by the Company by wire transfer of immediately available funds in U.S. Dollars to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes.

(e) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance and covenant defeasance in Section 11.2 of the Indenture shall be applicable to the Notes.

(f) Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, issue and sell additional Notes having the same ranking and interest rate, maturity and other terms as the Notes issued on the date hereof, except for issue date, the public offering price and the first Interest Payment Date. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

(g) Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

(h) Guarantees. The payment of the principal and any accrued and unpaid interest on the Notes, whether at the Maturity Date, by acceleration, by redemption or otherwise, is fully and unconditionally guaranteed, jointly and severally, by the Guarantors as provided in Article XIV of the Indenture.

(i) Sinking Fund. The Notes are not entitled to any sinking fund.

(j) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01 Optional Redemption. The Notes are subject to redemption at any time or from time to time prior to January 1, 2022, in whole or in part, in each case, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points, in each case plus accrued and unpaid interest thereon to the redemption date.

In addition, the Notes are subject to redemption at any time or from time to time on or after January 1, 2022, in whole or in part, at the Company’s option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date.

Section 3.02 Other Provisions. The provisions of Article III of the Indenture shall be applicable to the redemption of the Notes, except as otherwise specified herein.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to Section 3.01 hereof, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to an integral multiple of

$1,000) of such Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any proposed Change of Control, but after the public announcement of an impending Change of Control, the Company shall mail, or cause to be mailed, a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and specifying:

(i) that the Change of Control Offer is being made pursuant to this Section 4.01 and that all Notes tendered will be accepted for payment;

(ii) the Change of Control Payment and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) the CUSIP numbers for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(viii) that Holders whose Notes of any series are being purchased only in part will be issued new Notes of such series equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(ix) if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(c) The Company shall cause the Change of Control Offer to remain open for at least 20 Business Days or such longer period as is required by applicable law. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.01 by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions thereof (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; and

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered

(e) The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article IV of the Indenture with respect to and for the benefit of the Holders of Notes.

Section 5.01 Limitation on Creation of Secured Debt.

The Company shall not, and shall not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any Secured Debt without securing the Notes equally and ratably with or prior to such Secured Debt unless after giving effect to such transaction, including any concurrent repayment of any Secured Debt, the sum of (A) the total amount of all Secured Debt with which the Notes are not at least equally and ratably secured and (B) the Attributable Debt with respect to all sale and lease-back transactions involving Principal Properties entered into after the date hereof, other than those permitted under Section 5.02, would not exceed at the time of incurrence 15% of the Company’s Consolidated Net Tangible Assets.

Section 5.02 Limitation on Sale and Leaseback Transactions.

(a) Subject to Section 5.02(b), the Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any lease with a term longer than three years covering any Principal Property of the Company or its Restricted Subsidiaries that is sold to any other Person (other than the Company or any Restricted Subsidiary) in connection with such lease unless: (i) the Company or any of its Restricted Subsidiaries would be entitled to incur Secured Debt on the Principal Property without equally and ratably securing the Notes pursuant to Section 5.01 above; or (ii) an amount equal to the greater of (x) the net proceeds from the sale of such Principal Property or (y) the Attributable Debt with respect to the sale and lease-back transaction is applied within 180 days of such sale to the voluntary retirement or prepayment of the Company’s or any Restricted Subsidiary’s long-term Debt which is senior to or equal with the Notes or the Guarantee in right of payment or to the purchase or development of other property that will constitute Principal Property; or (iii) such sale and lease-back transaction is financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency.

(b) Notwithstanding subsection (a) above, the Company and any of its Restricted Subsidiaries may enter into a sale and lease-back transaction without being required to apply the net proceeds or Attributable Debt as required in subsection (a) if, after giving effect to such transaction, including any concurrent repayment of Secured Debt, the sum of (i) the total amount of all Secured Debt with which the Notes are not at least equally and ratably secured and (ii) the Attributable Debt of all sale and lease-back transactions entered into after the date hereof (other than as permitted by this Section 5.02), would not exceed at the time of incurrence 15% of the Company’s Consolidated Net Tangible Assets.

Section 5.03 Future Guarantors. From and after the date hereof, the Company shall cause any Subsidiary that guarantees payment of any of the Company’s Primary Senior Indebtedness to within 30 days execute and deliver to the Trustee a Supplemental Indenture in form and substance reasonably acceptable to the Trustee pursuant to which such Subsidiary shall guarantee payment of the Notes, whereupon such Subsidiary shall become a Guarantor for all purposes under the Indenture.

ARTICLE VI

AGREEMENT TO BE BOUND; SECURITIES GUARANTEE

Section 6.01 Agreements to be Bound. Each Guarantor hereby becomes a party to the Indenture as a Guarantor with respect to the Notes and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantors agree to be bound by all of the provisions of the Indenture with respect to the Notes applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture with respect to the Notes. The Guarantee of each Guarantor with respect to the Notes shall be evidenced by its execution and delivery of this First Supplemental Indenture by an Officer, general partner or managing member of such Guarantor, without any requirement for a notation of guarantee.

Section 6.02 Guarantees. Each Guarantor, as primary obligor and not merely as surety, hereby irrevocably, unconditionally guarantees, jointly and severally with each other Guarantor, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the full and punctual payment when due, whether at Maturity, by redemption, acceleration or otherwise, of the obligations of the Company under the Notes and the other guaranteed obligations of the Company on the terms set forth in, and subject to the limitations and release provisions in, Article XIV of the Indenture. The terms of each Guarantee are more fully set forth in Article XIV of the Indenture and each Guarantor agrees to be bound by such terms.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Ratification of Indenture.

This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture with respect to the Notes (and not other series of Debt Securities), and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall read, taken and constructed as one and the same instrument.

Section 7.02 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 7.03 Notices.

All notices and other communications shall be given as provided in the Indenture; provided that notices to a Guarantor shall be given to such Guarantor in care of the Company.

Section 7.04 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.05 Successors.

All agreements of the Company and the Guarantors in this First Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 7.06 Multiple Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

Section 7.07 Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.08 Trustee Not Responsible for Recitals

The recitals contained herein shall be taken as statements of the Company and the Guarantors, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

RAYONIER INC.

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

GUARANTORS:

RAYONIER TRS HOLDINGS INC., as Guarantor

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER OPERATING COMPANY LLC, as Guarantor

By:	Rayonier Inc. Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER LOUISIANA TIMBERLANDS LLC, as Guarantor

By:	Rayonier Operating Company LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER PRODUCTS LLC, as Guarantor

By:	Rayonier TRS Holdings Inc. Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER TRS FOREST OPERATIONS, LLC, as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER WOOD PROCUREMENT, LLC, as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER WOOD PRODUCTS, L.L.C., as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER PROPERTIES, LLC, as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER PERFORMANCE FIBERS, LLC, as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER EAST NASSAU TIMBER PROPERTIES I, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER EAST NASSAU TIMBER PROPERTIES II, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER EAST NASSAU TIMBER PROPERTIES III, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER EAST NASSAU TIMBER PROPERTIES IV, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER EAST NASSAU TIMBER PROPERTIES V, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER EAST NASSAU TIMBER PROPERTIES VI, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER EAST NASSAU TIMBER PROPERTIES VII, LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

BELFAST COMMERCE CENTRE LLC, as Guarantor

By:	TerraPointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

TERRAPOINTE LLC, as Guarantor

By:	Rayonier Products LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

NEOGA LAKES, LLC, as Guarantor

By:	Terra Pointe LLC Its Managing Member

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

SOUTHERN WOOD PIEDMONT COMPANY, as Guarantor

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: President

RAYONIER TRS TENNESSEE OPERATIONS INC., as Guarantor

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

RAYONIER TRS MISSISSIPPI OPERATIONS INC., as Guarantor

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

RAYONIER TRS LOUISIANA OPERATIONS INC., as Guarantor

By:	/s/ Michael R. Herman
Name: Michael R. Herman
Title: Vice President and Assistant Secretary

Signature page to the First Supplemental Indenture

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Christie Leppert
Name: Christie Leppert
Title: Vice President

Signature page to the First Supplemental Indenture

SCHEDULE I

List of Guarantors

Rayonier TRS Holdings Inc.

Rayonier Operating Company LLC

Rayonier Louisiana Timberlands LLC

Rayonier Products LLC

Rayonier TRS Forest Operations, LLC

Rayonier Wood Procurement, LLC

Rayonier Wood Products, L.L.C.

Rayonier Properties, LLC

Rayonier Performance Fibers, LLC

Rayonier East Nassau Timber Properties I, LLC

Rayonier East Nassau Timber Properties II, LLC

Rayonier East Nassau Timber Properties III, LLC

Rayonier East Nassau Timber Properties IV, LLC

Rayonier East Nassau Timber Properties V, LLC

Rayonier East Nassau Timber Properties VI, LLC

Rayonier East Nassau Timber Properties VII, LLC

Belfast Commerce Centre LLC

TerraPointe LLC

Neoga Lakes, LLC

Southern Wood Piedmont Company

Rayonier TRS Tennessee Operations Inc.

Rayonier TRS Mississippi Operations Inc.

Rayonier TRS Louisiana Operations Inc.

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. [            ]

RAYONIER INC.

3.750% SENIOR NOTE DUE 2022

$[ ]	No.: [ ]

RAYONIER INC., a North Carolina corporation (herein called the “Company”), for value received, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] or such other Principal Amount as shall be set forth on Schedule I hereto on April 1, 2022 and to pay interest thereon at the rate of 3.750% per annum from and including [            ], or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on April 1 and October 1 of each year, commencing October 1, 2012 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which will be the March 15 and September 15, as the case may be (each, a “Regular Record Date”), immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner,

Exhibit A – Page 1

all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the principal corporate trust office of the Trustee in New York, New York (the “Corporate Trust Office”)), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Payments of principal and interest at maturity will be made against presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

In any case where the date of maturity of interest on or principal of and premium, if any, on this Note or the date fixed for redemption or repayment of this Note shall not be a Business Day at any Place of Payment, then payment of interest or principal and premium, if any, need not be made on such date at such Place of Payment, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date. If a record date is not a Business Day, the record date shall not be affected.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A – Page 2

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of a duly authorized officer.

Date: [                    ]

RAYONIER INC.

By:
Name:
Title:

Exhibit A – Page 3

Trustee’s Certificate of Authentication

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [                    ]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

Exhibit A – Page 4

(Reverse of Note)

RAYONIER INC.

3.750% SENIOR NOTE DUE 2022

1. This Note is one of a duly authorized issue of securities of the Company designated as its 3.750% Senior Notes due 2022 (the “Notes”) initially issued in aggregate principal amount of $325,000,000 under an indenture, dated as of March 5, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and the first supplemental indenture, dated as of March 5, 2012 (the “Base Indenture,” as so supplemented and as it may be further supplemented or amended from time to time, is herein referred to as the “Indenture”), between the Company, the guarantors signatory thereto (the “Guarantors”) and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

2. The Notes are subject to redemption at any time or from time to time prior to January 1, 2022, in whole or in part, in each case, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points, in each case plus accrued and unpaid interest thereon to the redemption date.

In addition, the Notes are subject to redemption at any time or from time to time on or after January 1, 2022, in whole or in part, at the Company’s option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

Exhibit A – Page 5

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Any notice to Holders of Notes of a redemption pursuant to this paragraph 2 hereof will include, among other things set forth in the Indenture, the redemption date, the redemption price, the amount of accrued and unpaid interest to the redemption date, and the name and address of the paying agent.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date.

3. Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to paragraph 2 of this Note, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of such Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the date of repurchase. “Change of Control Triggering Event” has the meaning ascribed to it in the Indenture. The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

4. The payment of the principal of and interest on the Notes will be unconditionally guaranteed by the Guarantors on the terms set forth in the Indenture.

Exhibit A – Page 6

5. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

6. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding (or in certain cases without the consent of the Holders). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

7. No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Debt Security Register of the Company, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9. The Notes are issuable only in fully registered form, without coupons, in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

10. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

11. Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

Exhibit A – Page 7

12. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall be payable to and excluding any Interest Payment Date.

13. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

15. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

18. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19. All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A – Page 8

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                                                       attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A – Page 9

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in Principal Amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A – Schedule I